Exhibit 99.1

Epizyme Reports Business Progress and Second Quarter 2019 Results

Tazemetostat NDA Submission Accepted for Priority Review for Epithelioid Sarcoma

Industry Veteran Paolo Tombesi Appointed as Chief Financial Officer

CAMBRIDGE, Mass., Aug. 9, 2019 – Epizyme, Inc. (Nasdaq: EPZM), a late-stage biopharmaceutical company developing novel epigenetic therapies, today provided business and pipeline highlights and reported second quarter 2019 financial results.

“Over the course of the first half of 2019, we made tremendous progress across all aspects of Epizyme’s business, and the second half of the year holds even greater opportunities as we transition to a commercial-stage company and work to achieve our Vision 2020,” said Robert Bazemore, president and chief executive officer of Epizyme. “Our vision is to bring tazemetostat to both epithelioid sarcoma and follicular lymphoma patients, while also expanding its development in the future to additional tumor types and combinations, to advance research efforts to bring EZM8266 and other early programs into the clinic, and to further enhance our leadership in the field of epigenetic drug discovery and development. The milestones we have achieved so far this year, along with the anticipated clinical and regulatory catalysts over the next several months, position this to be our most significant year yet. We look forward to continuing our progress in an effort to impact the lives of as many people as we can.”

Leadership Team Expansion

•

Epizyme recently appointed Paolo Tombesi as chief financial officer to further support the company’s transition to a commercial-stage organization. Mr. Tombesi brings over 30 years of extensive financial and accounting expertise to Epizyme, most recently serving as the chief financial officer at Insmed, Inc.

Tazemetostat for Epithelioid Sarcoma (ES)

•

NDA Submission Accepted for Priority Review: The U.S. Food and Drug Administration (FDA) has accepted for filing Epizyme’s New Drug Application (NDA) for accelerated approval of tazemetostat, its lead investigational agent. The company has proposed an indication for the treatment of patients with metastatic or locally advanced epithelioid sarcoma who are not eligible for curative surgery. The FDA granted Priority Review for the NDA and has set a Prescription Drug User Fee Act (PDUFA) target action date of January 23, 2020. The submission is based primarily upon data from the 62 patient ES cohort in the company’s ongoing Phase 2 trial of tazemetostat, which were recently presented at ASCO, and the safety and tolerability data generated across the tazemetostat development program.

•

Confirmatory Program Anticipated to Begin in 2H 2019: Epizyme has aligned on the design of its confirmatory trial to support full approval of tazemetostat for ES. The company plans to conduct a 1:1 randomized, controlled clinical trial in the front-line treatment setting comparing tazemetostat in combination with doxorubicin, a commonly used systemic treatment in this setting, versus placebo plus doxorubicin in approximately 150 patients. The primary efficacy endpoint will be progression-free survival, and secondary efficacy endpoints will include overall survival, disease control rate, overall response rate and duration of response. The safety run-in portion of the study is expected to begin in the second half of 2019.

Tazemetostat for Follicular Lymphoma (FL)

•

Planned NDA Submission for All-Comer FL on Track for Fourth Quarter: Epizyme is preparing to submit an NDA for accelerated approval of tazemetostat for the treatment of adult patients with relapsed or refractory FL, regardless of their EZH2 mutational status, who have received at least two prior systemic therapies. The company expects to submit the NDA for this indication in the fourth quarter of 2019.

•

Positive Updated Data from Ongoing Phase 2 Trial: At ICML, Epizyme presented data from the Phase 2 study of tazemetostat, as of a June 7, 2019 data cut off, showing that patients with an EZH2 mutation (n=43) had a 77% overall response rate (ORR) and a median duration of response (DOR) of 8.3 months. Patients with wild-type EZH2 (n=53) had a mature 34% ORR and 13-month DOR. Notably, favorable safety and tolerability were observed, with treatment-related adverse events resulting in only 5% of patients discontinuing treatment due to an adverse event. Enrollment is completed and the study is ongoing.

•

Confirmatory Program Anticipated to Begin in 2H 2019: To support full approval, Epizyme is planning to conduct a confirmatory program with an adaptive study evaluating the combination of tazemetostat with the chemo-free treatment regimen “R2” (Revlimid® plus Rituxan®) in the second line or later treatment setting for FL patients, both with and without EZH2 activating mutations. The final design is subject to alignment with FDA, and the company anticipates initiating the safety run-in portion in the second half of 2019.

•

FL Expansion Plans Established: Multiple additional clinical studies are anticipated to begin in the second half of 2019, and are designed to evaluate tazemetostat in earlier lines of FL treatment and in new combination regimens, including:

•	a combination study of tazemetostat with rituximab in patients with relapsed and/or refractory FL, and

•	a combination study of tazemetostat with R-CHOP in front-line patients in collaboration with the Lymphoma Study Association.

Tazemetostat for Additional Solid Tumors

•

Epizyme is planning several proof-of-concept clinical trials to begin in the second half of 2019 intended to explore the potential of new tazemetostat combinations in multiple solid tumor cancers, including:

•	a combination study of tazemetostat with the standards of care in patients with castration-resistant prostate cancer, and

•	a combination study of tazemetostat with a PARP inhibitor in patients with platinum-resistant solid tumors, such as small-cell lung cancer, triple-negative breast cancer and ovarian cancer.

EZM8266 for Sickle Cell Disease

•	Epizyme anticipates beginning clinical development of EZM8266, a novel, first-in-class G9a inhibitor, with a Phase 1 clinical trial in the second half of 2019.

Second Quarter 2019 Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities were $331.0 million as of June 30, 2019, as compared to $215.6 million as of June 30, 2018.

•

Revenue: Collaboration revenue for the second quarter of 2019 was $5.9 million, compared to $12.0 million for the second quarter of 2018. The collaboration revenue recognized in the second quarter of 2019 relates to revenue earned as part of the company’s collaboration with Boehringer Ingelheim. In the second quarter of 2018, Epizyme recognized a $12.0 million milestone under its agreement with GlaxoSmithKline.

•

R&D Expenses: Research and development (R&D) expenses were $40.9 million for the second quarter of 2019, compared to $31.3 million for the second quarter of 2018. The increase is primarily due to a $10.0 million development milestone paid to Eisai in connection with the submission of the NDA in the second quarter of 2019.

•

G&A Expenses: General and administrative (G&A) expenses were $15.7 million for the second quarter of 2019, compared to $10.9 million for the second quarter of 2018. The increase is due primarily to increased pre-commercialization activities and staffing, as well as increased personnel related expenses.

•

Net Loss Attributed to Common Stockholders: Net loss attributable to common stockholders was $48.5 million, or $0.53 per share, for the second quarter of 2019, compared to $29.1 million, or $0.42 per share, for the second quarter of 2018.

Financial Guidance

Based on its current operating plan, Epizyme continues to expect its cash runway to extend into the first quarter of 2021.

The company will not hold a conference call in conjunction with these results.

About Epizyme, Inc.

Epizyme, Inc. is a late-stage biopharmaceutical company committed to rewriting treatment for cancer and other serious diseases through novel epigenetic medicines. Epizyme is broadly developing its lead product candidate, tazemetostat, a first-in-class EZH2 inhibitor, with studies underway in both solid tumors and hematological malignancies, as a monotherapy and combination therapy in relapsed and front-line disease. The company also is developing a novel G9a program with its next development candidate, EZM8266, which is targeting sickle cell disease. By focusing on the genetic drivers of disease, Epizyme’s science seeks to match targeted medicines with the patients who need them. For more information, visit www.epizyme.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation of future clinical studies and in the availability and timing of data from ongoing clinical studies; whether interim results from a clinical trial will be predictive of the final results of the trial; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; whether results from clinical studies will warrant meetings with regulatory authorities, submissions for regulatory approval or review by governmental authorities under the accelerated approval process; whether Fast Track Designation and Orphan Drug Designations will provide the benefits for which tazemetostat is eligible; expectations for regulatory approvals, including accelerated approval, to conduct trials or to market products; whether the company’s cash resources will be sufficient to fund the company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of the company’s therapeutic candidates; and other factors discussed in the “Risk Factors” section of the company’s most recent Form 10-Q filed with the SEC and in the company’s other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof and should not be relied upon as representing the company’s views as of any date subsequent to the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

Contacts:
Media:	Investors:
Erin Graves, Epizyme, Inc.	Chelcie Lister, THRUST Strategic Communications
media@epizyme.com	chelcie@thrustsc.com
(617) 500-0615	(919) 777-3049

EPIZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(Amounts in thousands )

	June 30, 2019	December 31, 2018
Consolidated Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$330,980	$240,304
Total assets	371,412	275,501
Current portion of deferred revenue	6,259	13,300
Deferred revenue, net of current portion	3,806	3,806
Total stockholders’ equity	325,685	233,009

EPIZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Collaboration revenue	$5,900	$12,000	$13,791	$12,000
Operating expenses:
Research and development	40,907	31,346	67,803	56,968
General and administrative	15,698	10,914	27,684	20,274

Total operating expenses	56,605	42,260	95,487	77,242

Operating loss	(50,705)	(30,260)	(81,696)	(65,242)
Other income, net:
Interest income, net	2,253	1,143	3,911	2,042
Other (expense) income, net	(13)	(11)	(19)	7

Other income, net	2,240	1,132	3,892	2,049

Net loss	$(48,465)	$(29,128)	$(77,804)	$(63,193)

Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities	216	46	302	23

Comprehensive loss	$(48,249)	$(29,082)	$(77,502)	$(63,170)

Reconciliation of net loss to net loss attributable to common stockholders:
Net loss	$(48,465)	$(29,128)	$(77,804)	$(63,193)
Accretion of convertible preferred stock	—	—	(2,940)	—

Net loss attributable to common stockholders	$(48,465)	$(29,128)	$(80,744)	$(63,193)

Net loss per share attributable to common stockholders - basic and diluted	$(0.53)	$(0.42)	$(1.04)	$(0.91)

Weighted-average common shares outstanding used in net loss per share attributable to common stockholders - basic and diluted	90,876	69,490	77,315	69,438